Exhibit 23.2
CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement Nos. 333-153229, 333-175230 and 333-116837 on Form S-8 and Nos. 333-126312, 333-126573, 333-179850 and 333-127464 on Form S-3 of our report dated March 28, 2013, relating to the consolidated financial statements of BSK Del Partner, L.P. as of December 31, 2012 and 2011 and for the year ended December 31, 2012 and for the period from February 4, 2011 (Inception Date) to December 31, 2011, appearing in this Annual Report on Form 10-K/A of Strategic Hotels & Resorts, Inc.

/s/ DELOITTE & TOUCHE LLP
Chicago, Illinois
March 28, 2013